EXHIBIT 10.39
MEMORANDUM OF AGREEMENT
The attached Aggregate Excess of Loss Agreement has been submitted for regulatory approval. The participating companies below have agreed to the attached Aggregate Excess of Loss Agreement pending regulatory approval.

/s/ Francis M. Colalucci	10/5/2007

Tower Insurance Company of New York	Date
/s/ Joel S. Weiner	10/5/2007

CastlePoint Insurance Company	Date

AGGREGATE EXCESS OF LOSS
AGREEMENT
(Hereinafter referred to as the “Agreement”)
Between
CASTLEPOINT INSURANCE COMPANY
(Hereinafter referred to as the “Company”)
And
TOWER INSURANCE COMPANY OF NEW YORK
New York, New York
(Hereinafter referred to as the “Reinsurer”)
ARTICLE 1 — BUSINESS COVERED
The Reinsurer shall indemnify the Company, subject to the terms, conditions and exclusions set forth in this Agreement, for the net liability in respect of Ultimate Net Loss and Loss Adjustment Expenses on the Company’s new and renewal Brokerage Business underwritten and produced on behalf of the Company by Tower Risk Management. Brokerage Business shall mean broad classes of business that are underwritten on an individual policy basis by an insurance company’s underwriting staff through wholesale and retail agents, and for which most or all of the services provided by the insurance company as part of the overall product offering.
ARTICLE 2 — COMMENCEMENT AND TERMINATION
A. This Agreement is initially effective for a three month period from 12:01 a.m., Eastern Standard Time, October 1, 2007, (the “Effective Date”) to December 31, 2007. Either party may terminate the Agreement as of December 31, 2007 by giving 60 days written notice by certified or registered mail. After the initial period, this Agreement will be effective for 12 month periods and each party will have the option to cancel at any time by giving 60 days written notice to the other party by certified or registered mail.
B. The Company and the Reinsurer may agree to terminate this Agreement or some portion of the Subject Business on a cut-off basis. Upon such termination, the Reinsurer shall incur no liability for losses occurring or claims made subsequent to the effective date of termination and the Reinsurer shall return to the Company its unearned premium reserve.
C. Either the Company or the Reinsurer may terminate this Agreement at any time by the giving of thirty (30) days prior written notice to the other party upon the happening of any one of the following circumstances:
(a) A State Insurance Department or other legal authority orders the other party to cease writing business, or;

(b) The other party has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; the Company may terminate immediately in the case of insolvency of the Reinsurer, or
(c) The other party’s statutory policyholders’ surplus has been reduced by either 50% of the amount of surplus at the inception of this Agreement or 50% of the amount at the latest anniversary, whichever is greater, or has lost any part of, or has reduced its paid-up capital, or
(d) The other party has become merged with, acquired or controlled by any company, corporation, or individual(s) not controlling the party’s operations previously, or
(e) The other party has reinsured its entire liability under this Agreement without the terminating party’s prior written consent, or
(f) The Company ceases to retain any of the risks of the Business Covered.
The Company may terminate this Agreement upon thirty (30) days notice if the A.M. Best Rating of the Reinsurer falls below “A-”.
In the event of such termination under (c) or (d), the liability of the Reinsurer shall be terminated in accordance with the termination provisions set forth in Paragraph C. above. However, if the terminating party is the Company, the Company shall have the right, by the giving of prior written notice, to terminate this Agreement on a cut-off basis as provided in Paragraph B. above.
ARTICLE 3 — TERRITORY
This Agreement shall follow the territorial limits of the Company’s policies.
ARTICLE 4 — EXCLUSIONS
This Agreement shall not apply to and specifically excludes:
1.	Nuclear Incident, in accordance with the following clauses attached hereto:
Nuclear Incident Exclusion Clause — Physical Damage — Reinsurance — U.S.A. — NMA 1119;
Nuclear Incident Exclusion Clause — Liability — Reinsurance — U.S.A. — NMA 1590;
2.	War Risks, in accordance with the War Risks Exclusion Clause appearing in the original Policies;

3.	Insolvency, in accordance with the Insolvency Funds Exclusion Clause attached hereto;

4.	Liability assumed by the Company as a member of any pool, association or syndicate, in accordance with the Pools, Associations and Syndicates Exclusion Clause attached hereto;

5.	Earthquake, when written as such;

6.	Liability arising out of ownership, maintenance or use of any aircraft or flight operations;

7.	Professional Liability, when written as such, however not to exclude when written as part of a package policy or when written in conjunction with other policies issued by the Company;

8.	Insolvency Risks and Financial Guarantee;

9.	Asbestos liabilities of any nature;

10.	Pollution liabilities of any nature;

11.	Assumed reinsurance with the exception of inter-affiliate reinsurance.
ARTICLE 5 — COVERAGE
The Reinsurer shall indemnify the Company for 85% of the paid portion of all Ultimate Net Loss and Loss Adjustment Expenses arising out of the Company’s Brokerage Business on a provisional basis adjusted to the actual percentage of the Reinsurer’s Brokerage Business over the total Brokerage Business written by the Company and companies of the Tower Group Inc. collectively, as calculated within 30 days from each December 31, in excess of 52.5% of the Company’s Net Earned Premium as defined in Article 8.
ARTICLE 6 — NET RETAINED LINES
This Agreement applies only to that portion of Business Covered which the Company retains net for its own account after recoveries from specific excess reinsurance, property catastrophe reinsurance and facultative reinsurance, if any.
ARTICLE 7 — REINSURANCE PREMIUM
The Company shall pay the Reinsurer a quarterly flat reinsurance premium equal to $750,000 payable within 30 days from the end of each quarter.
ARTICLE 8 — ACCOUNTS AND LOSS SETTLEMENTS
A. Within 30 (thirty) days following the end of each calendar quarter, the Company shall report to the Reinsurer, the amount of:
1.	Net Earned Premium;

2.	Ultimate Net Loss and Loss Adjustment Expenses paid;

3.	Ultimate Net Loss and Loss Adjustment Expenses outstanding (including IBNR).
For the purpose of this Agreement, Net Earned Premium shall be defined as the Company’s gross Brokerage premium less premiums paid for specific excess reinsurance, property catastrophe reinsurance and facultative reinsurance, if any, which inure to the benefit of this Agreement, and before any cessions to quota share reinsurance.
If the ratio of 2. over 1. exceeds 52.5%, the Reinsurer shall pay the Company the difference no later than 15 (fifteen) days following receipt of the quarterly report by direct wire transfer.

Reports shall continue until final settlement of all ceded Ultimate Net Loss and Loss Adjustment Expenses hereunder.
Notwithstanding the above, the Company shall advise the Reinsurer promptly of all Ultimate Net Losses, which, in the opinion of the Company, may result in a claim hereunder and of all subsequent developments thereto which, in the opinion of the Company, may materially affect the position of the Reinsurer. Inadvertent omission or oversight in dispatching such advises shall in no way affect the liability of the Reinsurer. However, the Company shall notify the Reinsurer of such omission or oversight promptly upon its discovery.
B. All Ultimate Net Loss settlements made by the Company on Business Covered, whether under policy terms and conditions or by way of compromise, shall be in the sole discretion of the Company and shall be unconditionally binding on the Reinsurer. Upon satisfactory proof of loss, the Reinsurer shall pay or allow, as applicable, its proportional share of each such settlement in accordance with this Agreement.
ARTICLE 9 — CURRENCY
Whenever the word “dollars” or the “$” appears in this Agreement, they shall be construed to mean United States Dollars and all transactions under this Agreement shall be in United States Dollars.
Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.
ARTICLE 10 — TAXES
In consideration of the terms under which this Agreement is issued, the Company undertakes not to claim any deduction of the Reinsurance Premium hereon when making Canadian tax returns or when making tax returns other than Income or Profits Tax returns, to any State or Territory of the United States of America or to the District of Columbia.
ARTICLE 11 — RESERVES
A. If any Reinsurer is unauthorized or otherwise unqualified in any state or other United States jurisdiction, and if, without such security, a financial penalty to the Company would result on any statutory statement or report it is required to make or file with insurance regulatory authorities or a court of law in the event of insolvency, the Reinsurer will timely secure the Reinsurer’s share of Obligations under this Agreement in a manner, form, and amount acceptable to the Company and to all applicable insurance regulatory authorities in accordance with this Article.
B. The Reinsurer shall secure such Obligations by either:
1.	Clean, irrevocable, and unconditional evergreen letter(s) of credit (“Letter(s) of Credit”) meeting the requirements of New York Regulation 133; and/or

2.	A trust account meeting the requirements of New York Regulation 114.
C. The “Obligations” referred to herein means the then current (as of the end of each calendar quarter) sum of:

1.	The amount of the ceded unearned premium reserve for which the Reinsurer is responsible to the Company;

2.	The amount of Losses and Loss Adjustment Expenses and other amounts paid by the Company for which the Reinsurer is responsible to the Company but has not yet paid;

3.	The amount of ceded reserves for Losses and Loss Adjustment Expenses (including, ceded reserves for losses incurred but not reported) for which the Reinsurer is responsible to the Company; and

4.	The amount of return and refund premiums paid by the Company for which the Reinsurer is responsible to the Company but has not yet paid.
D. To the extent that the Reinsurer elects to provide Letter(s) of Credit, the following shall apply:
1.	Each Letter of Credit will be issued for a term of at least one year and will include an “evergreen clause”, which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date.

2.	The Letter of Credit must be issued or confirmed by a bank which is authorized to issue letters of credit, which is either a member of the Federal Reserve System or is a New York State chartered bank, and which in all other respects satisfies the definition of a “Qualified Bank” under Section 79.1(e) of New York Insurance Regulation 133. If the Letter of Credit is issued by a bank authorized to issue letters of credit but which is not such a “Qualified Bank”, then the Letter of Credit must be confirmed by such a bank and the Letter of Credit must meet all of the conditions set forth in Section 79.4 of New York Insurance Regulation 133.

3.	The Reinsurer and the Company agree that the Company may draw upon the Letter(s) of Credit at any time, notwithstanding any other provisions in the Agreement, provided such assets are applied and utilized by the Company or any successor of the Company by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company, without diminution because of the insolvency of the Company or the Reinsurer, only for the following purposes:
(i)	to reimburse the Company for the Reinsurer’s share of premiums returned to the owners of policies reinsured under this Agreement on account of cancellations of such policies;

(ii)	to reimburse the Company for the Reinsurer’s share of surrenders and benefits or losses paid by the Company under the terms and provisions of the policies reinsured under this Agreement;

(iii)	to fund an account with the Company in an amount at least equal to the deduction, for reinsurance ceded, from the Company’s liabilities for policies ceded under this Agreement. Such amount shall include, but not be limited to, amounts for policy reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premiums; and

(iv)	to pay any other amounts the Company claims are due under this Agreement.
4.	The Company shall immediately return to the Reinsurer any amounts drawn down on the Letter of Credit that are subsequently determined not to be due.

5.	The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company of the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.
E. To the extent that the Reinsurer elects to establish a trust account, the following shall apply.
1.	It is agreed that the Reinsurer shall enter into a trust agreement (the “Trust Agreement”) in a form acceptable to the Company and establish a trust account (the “Trust Account”) for the sole benefit of the Company with a trustee (the “Trustee”), which shall be at the time the Trust is established, and shall continue to be, either a member of the Federal Reserve System or a New York state chartered bank and which shall not be a parent, subsidiary or affiliate of the Reinsurer or the Company.

2.	The Reinsurer agrees to deposit and maintain in said Trust Account assets to be held in trust by the Trustee for the benefit of the Company as security for the payment of the Reinsurer’s Obligations to the Company under the Agreement. Such assets shall be maintained in the Trust Account by the Reinsurer as long as the Reinsurer continues to remain liable for such Obligations.

3.	The Reinsurer agrees that the assets deposited into the Trust Account shall be valued according to their current fair market value and shall consist only of currency of the United States of America, certificates of deposit issued by a United States bank and payable in United States legal tender, and investments of the types specified in paragraphs (1), (2), (3), (8) and (10) of Section 1404(a) of the New York Insurance Law, provided such investments are issued by an institution that is not the parent, subsidiary or affiliate of either the Grantor or the Beneficiary (“Authorized Investments”).

4.	The Reinsurer, prior to depositing assets with the Trustee, shall execute all assignments and endorsements in blank, and shall transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Company, or the Trustee upon direction of the Company, may whenever necessary negotiate any such assets without consent or signature from the Reinsurer or any other entity.

5.	All settlements of account under the Trust Agreement between the Company and Reinsurer shall be made in cash or its equivalent.

6.	The Reinsurer and the Company agree that the assets in the Trust Account may be withdrawn by the Company at any time, notwithstanding any other provisions in the Agreement, provided such assets are applied and utilized by the Company or any successor of the Company by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company, without diminution because of the insolvency of the Company or the Reinsurer, only for the following purposes:

(i)	to reimburse the Company for the Reinsurer’s share of any Losses and Loss Adjustment Expenses paid by the Company but not received from the Reinsurer or for unearned premiums due to the Company but not otherwise paid by the Reinsurer under the Agreement; or

(ii)	to make payment to the Reinsurer of any amounts held in the Trust Account that exceed 102% of the Reinsurer’s Obligations (less the balance of credit available under any Letter(s) of Credit) hereunder; or

(iii)	where the Company has received notification of termination of the Trust Account, and where the Reinsurer’s entire Obligations under the Agreement remain unliquidated and undischarged ten (10) days prior to such termination, to withdraw amounts equal to such Obligations (less the balance of credit available under any Letter(s) of Credit) and deposit such amounts in a separate account, in the name of the Company, in any United States bank or trust company, apart from its general assets, in trust for such uses and purposes specified in sub-paragraphs (i) and (ii) above as may remain executory after such withdrawal and for any period after such termination.
7.	The Reinsurer shall have the right to seek the Company’s approval to withdraw all or any part of the assets from the Trust Account and transfer such assets to the Reinsurer, provided that the withdrawal conforms to the following requirements:
(i)	the Reinsurer shall, at the time of withdrawal, replace the withdrawn assets with other Authorized Investments having a market value equal to the market value of the assets withdrawn,

(ii)	after such withdrawal and transfer, the market value of the Trust Account is no less than 102% of the Reinsurer’s Obligations (less the balance of credit available under any Letter(s) of Credit).
In the event that the Reinsurer seeks the Company’s approval hereunder, the Company shall not unreasonably or arbitrarily withhold its approval.
8.	In the event that the Company withdraws assets from the Trust Account for the purposes set forth in Paragraph (6)(i) above in excess of actual amounts required to meet the Reinsurer’s Obligations to the Company (less the balance of credit available under any Letter(s) of Credit), or in excess of amounts determined to be due and under Paragraph (6)(iii) above, the Company will return such excess to the Reinsurer.

9.	The Company will prepare and forward at annual intervals or more frequently as determined by the Company, but not more frequently than quarterly to the Reinsurer a statement for the purposes of this Article, showing the Reinsurer’s share of Obligations as set forth above. If the Reinsurer’s share thereof exceeds the then existing balance of the security provided, the Reinsurer will, within fifteen (15) days of receipt of the Company’s statement, but never later than December 31 of any year, increase the amount of the letter of credit, or Trust Account to the required amount of the Reinsurer’s share of Obligations set forth in the Company’s statement, but never later than December 31 of any year. If the then existing balance of the security provided exceeds an amount equal to 100% of the Reinsurer’s share thereof, the Company will release the excess thereof to the Reinsurer upon the Reinsurer’s written request.

F. The Reinsurer will take any other reasonable steps that may be required for the Company to take full credit on its statutory financial statements for the reinsurance provided by this Agreement.
ARTICLE 12 — OFFSET
The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Agreement. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise. In the event of insolvency of any of the parties of this Agreement that is a New York domestic insurer, offsets shall be allowed strictly as provided for and in accordance with the provisions of Section 7427 of the New York Insurance Law.
ARTICLE 13 — ERRORS AND OMISSIONS
Inadvertent delays, errors or omissions made by the Company in connection with this Agreement shall not relieve the Reinsurer from any liability which would have attached had such delay, error or omission not occurred, provided always that such delay, error or omission shall be rectified as soon as possible after discovery by the Company’s home office.
ARTICLE 14 — ACCESS TO RECORDS
The Company shall place at the disposal of the Reinsurer at all reasonable times, and the Reinsurer shall have the right to inspect through their designated representatives, during the Term of this Agreement and thereafter, all books, records and papers of the Company in connection with any reinsurance hereunder, or the subject matter hereof.
ARTICLE 15 — INSOLVENCY
A. In the event of insolvency and the appointment of a conservator, liquidator, or statutory successor of the Company, the portion of any risk or obligation assumed by the Reinsurer shall be payable to the conservator, liquidator, or statutory successor on the basis of the amounts of claim allowed in the insolvency proceeding, without diminution because of that insolvency, or because the conservator, liquidator, or statutory successor has failed to pay all or a portion of any claims. Payments by the Reinsurer as set forth in this subdivision shall be made directly to the Company or to its conservator, liquidator, or statutory successor, except where, to the extent permitted by law, (a) this Agreement of reinsurance specifically provides another payee of such reinsurance in the event of the insolvency of the ceding insurer or (b) the Reinsurer with the consent of the direct insured(s) has assumed the Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees, or (c) except as provided by applicable law and regulation (such as subsection (a) of section 4118 of the New York Insurance laws) in the event of the insolvency of the Company.
B. In the event of the insolvency of the Company, the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the insolvent Company on the Policy or Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and during the pendency of such claim any Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable subject to court approval against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.
C. Neither a claimant, original insured nor the policyholder shall have any rights against the Reinsurer which are not specifically set forth in this Agreement, or in a specific agreement between the Reinsurer and the original insured or policyholder.
ARTICLE 16 — CONFIDENTIALITY
The parties acknowledge there may be portions of this Agreement, the Reinsurance Agreement submission or the marketing package that may contain confidential, proprietary information of the Company. The Reinsurer shall maintain the confidentiality of such information concerning the Company and its business and shall not disclose it to any third person without prior approval; provided, however, that the Reinsurer may be required and is permitted under this Agreement to disclose such information in answers to interrogatories, subpoenas or other legal/arbitration processes, or in response to requests by governmental and regulatory agencies. In addition, the Reinsurer may disclose such information to its accountants and to its outside legal counsel as may be necessary.
ARTICLE 17 — ARBITRATION
Any dispute or other matter in question between the Company and the Reinsurer arising out of, or relating to, the formation, interpretation, performance or breach of this Agreement, whether such dispute arises before or after termination of this Agreement, shall be settled by arbitration. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other within a reasonable time after the dispute has arisen.
If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for the purposes of this Article, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers under the terms of this Agreement from several to joint.
Each party shall appoint an individual as arbitrator and the two so appointed shall then appoint a third arbitrator. If either party refuses or neglects to appoint an arbitrator within 60 (sixty) days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within 60 (sixty) days of their appointment, either party may petition the American Arbitration Association to appoint a third arbitrator. The arbitrators shall be active or former officers of insurance or reinsurance companies or Lloyd’s Underwriters; the arbitrators shall not have a personal or financial interest in the result of the arbitration.
The arbitration hearings shall be held in New York, New York. Each party shall submit its case to the arbitrators within 60 (sixty) days of the selection of the third arbitrator or within such longer period as may be agreed by the arbitrators. The arbitrators shall not be obliged to follow judicial formalities or the rules of evidence except to the extent required by governing law, that is, the state law of the situs of the arbitration as herein agreed; they shall make their decisions according to the practice of the reinsurance business. The decision rendered by a majority of the arbitrators shall be final and binding on both parties. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which either party may have against the other. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

Each party shall pay the fee and expenses of its own arbitrator and one-half of the fee and expenses of the third arbitrator. All other expenses of the arbitration shall be equally divided between the parties.
Except as provided above, arbitration shall be based, insofar as applicable, upon the procedures of the American Arbitration Association.
ARTICLE 18 — SERVICE OF SUIT
(This Article only applies to reinsurers domiciled outside the United States and/or unauthorized in any state, territory or district of the United States having jurisdiction over the Company.)
It is agreed that in the event of the failure of the Reinsurer hereon to pay any amount claimed to be due hereunder, the Reinsurer hereon, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s right to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. It is further agreed that service of process in such suit may be made upon Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829, and that in any suit instituted, the Reinsurer shall abide by the final decision of such court or of any Appellate Court in the event of an appeal.
The above-named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they shall enter a general appearance upon the Reinsurer’s behalf in the event such a suit shall be instituted.
Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereon hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement of reinsurance, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.
ARTICLE 19 — GOVERNING LAW
This Agreement shall be governed as to performance, administration and interpretation by the laws of the State of New York, exclusive of that state’s rules with respect to conflicts of laws, except as to rules with respect to credit for reinsurance in which case the rules of each respective reinsured’s domiciliary state shall apply.
ARTICLE 20 — MISCELLANEOUS
A. All notices required to be given hereunder shall be deemed to have been duly given by personally delivering such notice in writing or by mailing it, Certified Mail, return receipt requested, with postage prepaid. Any Party may change the address to which notices and other communications hereunder are to be sent to such Party by giving the other Party written notice thereof in accordance with this provision.

B. This Agreement shall be binding upon the Parties hereto, together with their respective successors and permitted assigns. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party.
C. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
D. This Agreement is the entire agreement between the parties and supersedes any and all previous agreements, written or oral, and amendments thereto with respect to the subject matter hereof.
E. This Agreement may be amended, modified or supplemented only by a written instrument executed by all Parties hereto and upon prior review and non-disapproval by the Superintendent of Insurance.
F. A waiver by the Company or the Reinsurer of any breach or default by the other party under this Agreement shall not constitute a continuing waiver or a waiver by the Company or the Reinsurer of any subsequent act in breach or of default hereunder.
G. Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.
H. The Parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted. Accordingly, should a court of competent jurisdiction or arbitration panel determine that the scope of any provision is too broad to be enforced as written, the Parties intend that the court or arbitration panel should reform the provision to such narrower scope as it determines to be enforceable under present or future law; such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.
In Witness Whereof, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives:
Signed this                      day of                     , 2007,
For and on behalf of CastlePoint Insurance Company in confirmation of the terms, conditions and Reinsurer hereon

By:

(Signature)

(Print Name)

Title:
Signed this                      day of                      , 2007,
For and on behalf of Tower Insurance Company of New York for a 100% (one hundred percent) participation of the terms and conditions hereon

By:

(Signature)

(Print Name)

Title:

NUCLEAR INCIDENT EXCLUSION CLAUSE
PHYSICAL DAMAGE — REINSURANCE — USA
     1. This Contract does not cover any loss or liability accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.
     2. Without in any way restricting the operation of paragraph (1) of this Clause, this Contract does not cover any loss or liability accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:
I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material”, and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.
     3. Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Contract does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate
(a)	where the Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1 st January 1960, this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.
     4. Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Contract does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.
     5. It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.
     6. The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

     7. The Reassured to be sole judge of what constitutes:
(a)	substantial quantities, and

(b)	the extent of installation, plant or site
NOTE: — Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that
(a)	all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)	with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

NUCLEAR INCIDENT EXCLUSION CLAUSE
LIABILITY — REINSURANCE — U.S.A.
1.	This Agreement does not cover any loss or liability accruing to the Cedent as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

2.	Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this Agreement all the original policies of the Cedent (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III of this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):
Limited Exclusion Provision*
I.	It is agreed that the policy does not apply under any liability coverage, to (injury, sickness, disease, death or destruction (bodily injury or property damage with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limits of liability.
     II. Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.
III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either
(a)	become effective on or after 1st May, 1960, or
(b)	become effective before that date and contain the Limited Exclusion Provision set out above; provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies or policies or combination policies of a similar nature, issued by the Cedent on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

3.	Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this Agreement the original liability policies of the Cedent (new, renewal and replacement) affording the following coverages:
     Owners, Landlords and Tenants Liability, Contractual Liability,
Elevator Liability, Owners or Contractors (including railroad),

     Protective Liability, Manufacturers and Contractors Liability,
Product Liability, Professional and Malpractice Liability,
Storekeepers Liability, Garage Liability, Automobile Liability
(including Massachusetts Motor Vehicle or Garage Liability)
shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):
     Broad Exclusion Provision*
It is agreed that the policy does not apply:
I.	Under any Liability Coverage, to (injury, sickness, disease, death or destruction (bodily injury or property damage
(a)	with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.
II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to
(immediate medical or surgical relief,
(first aid,
to expenses incurred with respect to
(bodily injury, sickness, disease or death
(bodily injury
resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.
III.	Under any Liability Coverage, to (injury, sickness, disease, death or destruction (bodily injury or property damage resulting from the hazardous properties of nuclear material if
(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed or by or on behalf of an insured; or

(c)	(the injury, sickness, disease, death or destruction
(the bodily injury or property damage
arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to (injury to or destruction of property at such nuclear facility (property damage to such nuclear facility and any property thereat.
IV.	As used in this endorsement:
“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or by-product material; “source material”, “special nuclear material” and “by-product material” have the meanings given to them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing by-product material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; “nuclear facility” means
(a)	any nuclear reactor,

(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c)	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the Insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste,

and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;
(with respect to injury to or destruction of property, the word “injury” or “destruction”
(“property damage” includes all forms of radioactive contamination of property.
(includes all forms of radioactive contamination of property.
V.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to
(i)	Garage and Automobile Policies issued by the Cedent on New York risks, or

(ii)	Statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Board Exclusion Provision by the Governmental Authority having jurisdiction thereof.
4.	Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Cedent in Canada and that with respect of such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.
*Note The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

WAR RISK EXCLUSION CLAUSE (REINSURANCE)
     As regards interests which at time of loss or damage are on shore, no liability shall attach hereto in respect of any loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority.
     This War Exclusion Clause shall not, however, apply to interest which at time of loss or damage are within the territorial limits of the United States of America (comprising the fifty States of the Union and the District of Columbia, its territories and possessions, including the Panama Canal Zone and the Commonwealth of Puerto Rico and including Bridges between the United States of America and Mexico provided they are under United States ownership), Canada, St. Pierre and Miquelon, provided such interests are insured under original policies, endorsements or binders containing a standard war or hostilities or warlike operations exclusion clause.
     Nevertheless, this clause shall not be construed to apply to loss or damage occasioned by riots, strikes, civil commotion, vandalism, malicious damage, including acts committed by agents of any government, party or faction engaged in war, hostilities or other warlike operation, provided such agents are acting secretly and not in connection with any operations of military or naval armed forces in the country where the interests insured are situated.

INSOLVENCY FUND EXCLUSION CLAUSE
This Agreement excludes all liability of the Ceding Company arising by contract, operation of law or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency Fund” includes any guarantee fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Ceding Company of part or all of any claim, debt, charge, fee or other obligation of an insurer or its successors or assigns which has been declared by any competent authority to be insolvent or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

POOLS, ASSOCIATIONS AND SYNDICATES EXCLUSION CLAUSE
Section A:
Excluding:
(a)	All business derived directly or indirectly from any Pool, Association, or Syndicate which maintains its own reinsurance facilities.

(b)	Any Pool or Scheme (whether voluntary or mandatory) formed after March 1, 1968 for the purpose of insurance property whether on a country-wide basis or in respect of designated areas. This exclusion shall not apply to so-called Automobile Insurance Plans or other Pools formed to provide coverage for Automobile Physical Damage.
Section B:
It is agreed that business written by the Company for the same perils, which is known at the time to be insured by, or in excess of underlying amounts placed in the following Pools, Associations or Syndicates, whether by way of insurance or reinsurance, is excluded hereunder:
     Industrial Risk Insurers,
     Associated Factory Mutuals Improved Risk Mutuals
     Any Pool, Association or Syndicate formed for the purpose of writing
     Oil, Gas or Petro-Chemical Plants and/or Oil or Gas Drilling Rigs,
     United States Aircraft Insurance Group, Canadian Aircraft Insurance Group,
     Associated Aviation Underwriters, American Aviation Underwriters
     Section B does not apply:
(a)	Where the Total Insured Value over all interests of the risk in question is less than $250,000,000.

(b)	To interests traditionally underwritten as Inland Marine or stock and/or contents written on a blanket basis.

(c)	To Contingent Business Interruption, except when the Company is aware that the key location is known at the time to be insured in any Pool, Association, or Syndicate named above other than as provided for under Section B(a).

(d)	To risks as follows:

Offices, Hotels, Apartments, Hospitals, Educational Establishments, Public Utilities, (other than railroad schedules) and builder’s risks on the classes of risks specified in this subsection (d) only. Where this clause attaches to Catastrophe Excesses, the following Section C is added:
Section C:
Nevertheless the Reinsurer specifically agrees that liability accruing to the Company from its participation in:
(1)	The following so-called “Coastal Pools”:

Alabama Insurance Underwriting Association
Florida Windstorm Underwriting Association
Louisiana Insurance Underwriting Association
Mississippi Windstorm Underwriting Association
North Carolina Insurance Underwriting Association
South Carolina Windstorm and Hail Underwriting Association
Texas Catastrophe Property Insurance Association
AND
(2)	All “Fair Plan” and “Rural Risk Plan” business for all perils otherwise protected hereunder shall not be excluded, except, however, that this reinsurance does not include any increase in such liability resulting from:
(i)	The inability of any other participant in such “Coastal Pool” and/or “Fair Plan” and/or “Rural Risk Plan” to meet its liability.

(ii)	Any claim against such “Coastal Pool” and/or “Fair Plan” and/or “Rural Risk Plan” or any participant therein, including the Company, whether by way of subrogation or otherwise, brought by or on behalf of any insolvency fund (as defined in the Insolvency Fund Exclusion Clause incorporated in this Contract).